Exhibit 10.6
FIRST AMENDMENT TO
RETENTION AGREEMENT
     First Amendment, dated as of May 9, 2006 (the “Amendment”), to the Retention Agreement, dated as of August 25, 2004 (as amended, the “Retention Agreement”), between TD Banknorth Inc., as successor to Banknorth Group, Inc. (the “Company”), and Carol L. Mitchell (the “Executive”). Capitalized terms which are not defined herein shall have the same meaning as set forth in the Retention Agreement.
W I T N E S S E T H:
     WHEREAS, a new Section 409A governing deferred compensation was added to the Internal Revenue Code of 1986, as amended (the “Code”), subsequent to the original execution of the Retention Agreement; and
     WHEREAS, pursuant to Section 16 of the Retention Agreement, the parties to the Retention Agreement desire to amend the Retention Agreement.
     NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:
     1. SERP Benefits. Section 1(s)(ii)(G) of the Retention Agreement is hereby amended to read in its entirety as follows:
     “(G) The additional SERP benefits calculated pursuant to Section 1(s)(ii) shall be paid to the Executive in a lump sum cash payment within 30 days following the date the lump sum payment set forth in Section 1(s)(i) hereof is paid, unless the Executive elects to defer the payment of such additional SERP benefits in accordance with and subject to the terms of the SERP Agreement. If a lump sum payment is made, the amount of the lump sum payment shall be the actuarial equivalent benefit determined in accordance with the provisions of the Retirement Plan as in effect immediately prior to the Effective Date, or as in effect at the time of such payment, whichever creates the greater benefit.”
     2. Automatic Deferrals of Compensation Not Deductible Under Section 162(m) of the Code. A new paragraph is added at the end of Section 4 of the Retention Agreement to read in its entirety as follows:
     “The Executive hereby acknowledges and agrees that, if the Executive is a “covered employee” in any year that the Executive is entitled to receive “applicable employee remuneration” (as such terms are defined in Section 162(m) of the Code) which is not deductible under Section 162(m) of the Code, whether pursuant to this Agreement or otherwise, then the amount of such remuneration which would not be deductible under Section 162(m) of the Code will be automatically deferred by the Company in accordance with and subject to the terms of the Company’s Deferred Compensation Plan.”
     3. Fringe Benefits. Section 7(d)(v) of the Retention Agreement is hereby amended to read in its entirety as follows:
     “(v) the Executive shall continue to be covered at the expense of the Company by the same or equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect for the Executive immediately prior to termination of the Executive’s employment, until the earlier of (I) 36 months following termination of employment or (II) the date the Executive has commenced new employment and has thereby become eligible for comparable benefits, provided that, with respect to any of the coverages described above, if such coverage is provided through an insurance policy with an insurance company unaffiliated with the Company and if under the terms of the applicable policy it is not possible to provide continued coverage (or if continued coverage under such policy would increase the Company’s cost allocable to the Executive by more than 100%), then the Company shall pay the Executive, no later than 30 days following termination of employment, a lump sum cash amount equal to twice the aggregate allocable cost of such coverage as in effect immediately prior to termination of employment, such payment to be made without any discount for present value, and provided further that if the provision of any of the benefits covered by this Section 7(d)(v) would trigger the 20% tax and interest penalties under Section 409A of the Code either due to the nature of such benefits or the length of time they are being provided, then the benefit(s) that would trigger such tax and interest penalties due to the nature of the benefit shall not be provided at all and the benefit(s) that would trigger the tax and interest penalties if provided beyond the “limited period of time” set forth in the regulations under Section 409A shall not be provided beyond such limited period of time (collectively, the “Excluded Benefits”), and in lieu of the Excluded Benefits the Company shall pay to the Executive, in a lump sum within 30 days following termination of employment or within 30 days after such determination should it occur after termination of employment, a cash amount equal to the cost to the Company of providing the Excluded Benefits (the “Medical Benefits”).”
     4. Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Retention Agreement (including without limitation Section 11, as amended above), all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.
     5. Governing Law. This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Maine.

     6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.
     IN WITNESS WHEREOF, the Company and the Executive have duly executed this Amendment as of the day and year first above written.

TD BANKNORTH INC.

Attest:

/s/ Cynthia H. Hamilton	By:	/s/ William J. Ryan

Name: Cynthia H. Hamilton		Name: William J. Ryan
Title: Executive Vice President		Title: Chairman, President
and Chief Executive Officer

Attest:

/s/ Cynthia H. Hamilton	/s/ Carol L. Mitchell

Name: Cynthia H. Hamilton	Carol L. Mitchell

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